                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              The Good Guys, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transactions applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                              THE GOOD GUYS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 11, 1997

     The Annual Meeting of Shareholders of The Good Guys, Inc. will be held at the A.P. Giannini Auditorium, Bank of America Building, located at 555 California Street, San Francisco, California on Tuesday, February 11, 1997, at 10:30 A.M., for the following purposes:

     1. To elect Directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To approve the increase by 600,000 in the number of shares covered by the Employee Stock Purchase Plan.

     3. To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Company.

     4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on December 16, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          LOGO
                                          Robert A. Gunst
                                          President and Chief Executive Officer

Brisbane, California
December 31, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING, AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                              THE GOOD GUYS, INC.
                             7000 MARINA BOULEVARD
                        BRISBANE, CALIFORNIA 94005-1840

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of The Good Guys, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at the A.P. Giannini Auditorium, Bank of America Building, located at 555 California Street, San Francisco, California, on Tuesday, February 11, 1997, at 10:30 A.M.

     Any proxy given may be revoked by a shareholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies which are received prior to the meeting will be voted in accordance with the specifications on the proxy. If no specification is made with regard to a proposal set forth in the proxy, the shares will be voted in favor of the proposal.

     A copy of the Annual Report of the Company for its fiscal year ended September 30, 1996 is being mailed to shareholders with this proxy statement. The approximate date on which this proxy statement and the accompanying proxy are being sent to shareholders is January 3, 1997.

                                     VOTING

     Only shareholders of record on December 16, 1996 (the "Record Date") will be entitled to notice of and to vote at the meeting. At the close of business on the Record Date, the Company had 13,419,362 shares of Common Stock outstanding. Each holder of record of Common Stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting of Shareholders. A majority of all shares represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers who hold shares in street name for customers have the authority to vote on certain matters; with respect to any other matters, shares as to which brokers have not received discretionary voting authority from their customers are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum.

                             ELECTION OF DIRECTORS

     Directors are elected to hold office until the next annual shareholders' meeting or until their successors have been elected. Unless otherwise instructed by the shareholder, it is intended that the shares represented by the enclosed proxy will be voted for the nominees named below. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the meeting, the proxy may be voted for a substitute nominee chosen by management.

     All of the nominees are presently directors of the Company and no nominee has any family relationship with any other nominee or executive officer. The beneficial ownership of the Company's stock by the nominees is set forth under "Certain Shareholders."

     The following table and biographical summaries set forth the names and ages of the nominees, their principal occupations at present, the positions and offices held by each of them with the Company in addition to the position as director, and the period during which each of them has served as a director of the Company.

                                                                                  DIRECTOR
                                                                                CONTINUOUSLY
                                 NOMINEE                                AGE        SINCE
    ------------------------------------------------------------------  ---     ------------
    Stanley R. Baker(1)(2)............................................  52          1976
    Robert A. Gunst...................................................  48          1986
    Russell M. Solomon(1)(2)..........................................  71          1986
    W. Howard Lester(1)(2)............................................  61          1990
    John E. Martin(1)(2)..............................................  51          1990

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Stanley R. Baker has been a director of the Company since its incorporation in 1976 and was Secretary of the Company from 1976 until his resignation as an employee of the Company in August 1991. Mr. Baker became Vice President, Video Merchandising in 1986, and Vice President, Co-Head of Merchandising in 1990. From August 1991 to the present Mr. Baker has been a private investor.

     Robert A. Gunst became the President and Chief Operating Officer of the Company in May 1990 and its Chief Executive Officer in January 1993. Mr. Gunst is also a director of Garden Fresh Restaurant Corp., a publicly-held restaurant chain.

     Russell M. Solomon is the founder and President of MTS Incorporated (dba Tower Records).

     W. Howard Lester has been Chairman and Chief Executive Officer of Williams-Sonoma, Inc., a publicly-held specialty retailer, since 1987. Mr. Lester is also a director of CKE Restaurant, Inc., a publicly-held restaurant chain.

     John E. Martin served as Chief Executive Officer of Taco Bell, a wholly-owned subsidiary of PepsiCo, from 1983 to October 1996 and also as Chairman from June 1994 to October 1996. In October 1996 he resigned from those positions to become Chairman and Chief Executive Officer of PepsiCo Casual Restaurants International, another wholly-owned subsidiary of PepsiCo. Mr. Martin is also a director of Williams-Sonoma, Inc.

     The Board of Directors has established an Audit Committee and a Compensation Committee, but has not established a Nominating Committee. The Audit Committee met two times during fiscal 1996. Responsibilities of the Audit Committee include (1) reviewing financial statements and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies, and internal controls, (2) reviewing the scope of the independent auditors' activities and the fees of the independent auditors, and
(3) maintaining good communications among the Committee, the Company's independent auditors and the Company's management on accounting matters. The Compensation Committee met four times during fiscal 1996. The function of the Compensation Committee is to approve stock plans and option grants and review and make recommendations to the Board of Directors regarding executive compensation and benefits.

     The total number of meetings of the Board of Directors during fiscal 1996 was four. Each of the incumbent directors other than W. Howard Lester (who attended seven of ten meetings) attended at least 75% of the aggregate of (1) the meetings of the Board during the year and (2) the total number of meetings of all committees of the Board on which he served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for their service as directors. During the fiscal year ended September 30, 1996, directors who were not employees of the Company were compensated at the rate of $16,000 per year, plus $2,000 per day for each meeting of the Board of Directors attended. No additional compensation is paid to directors for their attendance at meetings of Board committees. Directors are reimbursed for expenses incurred in attending meetings. Under the Company's 1994 Stock Incentive Plan, each person who is not an employee of the Company, upon becoming a member of the Board of Directors for the first time, is awarded a non-qualified option to purchase 5,000 shares of Common Stock of the Company, and immediately after the completion of each annual meeting of the shareholders of the Company, each non-employee member of the Board is awarded a non-qualified option to purchase 1,000 shares of Common Stock. Such options have an exercise price per share equal to the fair market value of the shares of Common Stock on the date of award, and vest in four equal annual installments from the date of grant. Under this provision, each of Messrs. Baker, Lester, Martin and Solomon was granted an option to purchase 1,000 shares of Company Common Stock at an exercise price of $8.125 per share on January 24, 1996.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows specific compensation information, for the fiscal years ending September 30, 1996, 1995 and 1994, for the Company's Chief Executive Officer and the next four most highly compensated executive officers as of September 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                  ANNUAL COMPENSATION                        AWARDS
                                   --------------------------------------------------     -------------
                                                                       OTHER ANNUAL       STOCK OPTIONS
   NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS       COMPENSATION(1)       (NUMBER)
---------------------------------  ----     --------     --------     ---------------     -------------
Robert A. Gunst..................  1996     $475,000     $      0         $10,766             50,000
  President and                    1995     $450,000     $ 80,000         $18,240             50,000
  Chief Executive Officer          1994     $425,000     $318,750         $19,544             50,000
Thomas A. Hannah.................  1996     $245,000     $      0         $ 7,289             20,000
  Senior Vice President,           1995     $225,000     $ 32,000         $11,890             20,000
  Operations(2)                    1994     $205,000     $150,000         $48,190             20,000
Robert E. Baird..................  1996     $230,000     $      0         $ 6,488             20,000
  Vice President, Marketing and    1995     $205,000     $ 30,000         $14,567             18,000
  Merchandising (3)                1994     $104,000     $ 85,000         $ 7,163             10,000
William C. Curley................  1996     $210,000     $      0         $11,765             15,000
  Vice President,                  1995     $200,000     $ 23,000         $23,397             15,000
  MIS and Operations               1994     $190,000     $114,000         $22,484             15,000
Gregory L. Steele................  1996     $170,000     $ 14,000         $ 6,133             10,000
  Vice President,                  1995     $160,000     $ 38,750         $ 9,746             10,000
  Real Estate                      1994     $150,000     $115,000         $ 8,529             10,000

---------------
(1) Consists of perquisites and other personal benefits, including long term disability insurance premiums paid by the Company.
(2) Other annual compensation for Mr. Hannah includes $34,942 in fiscal year 1994, for payments made in consideration of his becoming an employee of the Company.
(3) Mr. Baird resigned as an employee of the Company in October 1996.

                              STOCK OPTION TABLES

     The following table shows information concerning stock options granted to the individuals named in the Summary Compensation Table above during the fiscal year ended September 30, 1996.

                          OPTION GRANTS IN FISCAL 1996

                                                     INDIVIDUAL GRANTS
                                      ------------------------------------------------   POTENTIAL REALIZABLE
                                                   % OF TOTAL                              VALUE AT ASSUMED
                                      NUMBER OF      OPTIONS                             RATES OF STOCK PRICE
                                      SECURITIES   GRANTED TO                              APPRECIATION FOR
                                      UNDERLYING    EMPLOYEES    EXERCISE                 OPTION TERM(2)(3)
                                       OPTIONS         IN         PRICE     EXPIRATION   --------------------
                NAME                  GRANTED(1)   FISCAL YEAR    ($/SH)       DATE         5%         10%
------------------------------------  ----------   -----------   --------   ----------   ---------  ---------
Robert A. Gunst.....................    50,000        13.05%      $10.38      11/21/05    $326,239   $826,754
Thomas A. Hannah....................    20,000         5.22%      $10.38      11/21/05    $130,496   $330,702
Robert E. Baird.....................    20,000(4)      5.22%      $10.38            --          --         --
William C. Curley...................    15,000         3.91%      $10.38      11/21/05     $97,872   $248,026
Gregory L. Steele...................    10,000         2.61%      $10.38      11/21/05     $65,248   $165,351

---------------
(1) All options granted in fiscal 1996 were granted under the 1994 Stock Incentive Plan. The options are non-qualified stock options that were granted at 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant, unless otherwise earlier terminated upon the occurrence of certain events related to termination of employment. The options vest 25% per year on each of the first four anniversaries of the option grant date. Additional vesting of the right to exercise the options ceases when the optionee's employment terminates.

(2) The 5% and the 10% assumed rates of appreciation applied to the option exercise price over the ten-year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of Common Stock. If the Company's Common Stock does not appreciate relative to the exercise price, the named executive officers will receive no benefit from the options.

(3) At assumed annual rates of appreciation of 5% and 10%, the aggregate potential realizable increase in value for shares held by all stockholders as of September 30, 1996 for the ten-year period from November 21, 1995 to November 21, 2005 would be $87,558,408 and $221,890,197.

(4) Upon Mr. Baird's resignation from the Company in October 1996, these options were cancelled as none of them were vested at that time.

     The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the individuals named in the Summary Compensation Table above as of September 30, 1996 and the value of unexercised options as of that date.

                   AGGREGATE OPTIONS EXERCISED IN FISCAL 1996
                      AND SEPTEMBER 30, 1996 OPTION VALUES

                                                                                        VALUE(1) OF UNEXERCISED
                              SHARES                    NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS AT
                             ACQUIRED                    OPTIONS AT 9/30/96                     9/30/96
                                ON       VALUE      -----------------------------    -----------------------------
           NAME              EXERCISE   REALIZED    EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
---------------------------  --------   --------    -----------     -------------    -----------     -------------
Robert A. Gunst............      --          --       279,125          122,375        $ 141,750              --
Thomas A. Hannah...........      --          --        26,250           48,750               --              --
Robert E. Baird............      --          --         9,500           38,500               --              --
William C. Curley..........      --          --        42,000           36,000               --              --
Gregory L. Steele..........     380      $2,208        24,500           24,000        $  12,000              --

---------------
(1) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the September 30, 1996 closing price of $8.00 per share of the Company's Common Stock as reported on the Nasdaq National Market. Options with an exercise price in excess of the September 30, 1996 closing price were not included in this calculation.

EMPLOYMENT AGREEMENTS

     Robert A. Gunst is employed at will by the Company at a minimum annual salary of $275,000 per year (his present salary being at the rate of $500,000 per year). The Company may terminate Mr. Gunst's employment at any time with or without cause, provided that if the termination is without cause, Mr. Gunst would be entitled to the payment of an amount equal to his then-current annual base salary plus a pro-rated bonus amount.

     On June 1, 1993, the Company entered into an employment agreement with Thomas A. Hannah, Senior Vice President, Operations, under which he will receive an annual salary of not less than $195,000 (his present salary being at the rate of $257,500 per year). In the event the Company terminates Mr. Hannah's employment without cause, the Company will continue to pay Mr. Hannah's base salary for 12 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company are Stanley R. Baker, W. Howard Lester, John E. Martin and Russell M. Solomon, all of whom are outside directors. None of the members of the Committee is or was an officer of the Company or any of its subsidiaries, with the exception of Stanley R. Baker who resigned as an officer and employee in August 1991.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing the Company's policies and administering the Company's programs governing stock incentive plans and executive compensation, including annual salaries, bonuses (if any), and awards under stock and long-term cash incentive plans.

     The Committee has engaged a nationally recognized compensation and benefits consulting firm to assist the Committee and the Company in reviewing the compensation program of the Company's executive officers.

     The objectives of the Company's executive compensation program are to provide the following:

     - Overall compensation opportunities that are competitive within the Company's executive labor markets and that enable the Company to attract and retain highly talented, experienced executives capable of furthering the Company's objectives;

     - Annual cash incentive compensation tied primarily to the overall financial performance of the Company, but also recognizing business unit and individual performance as appropriate; and

     - Long term incentives which directly align the financial interests of management with those of the shareholders and which provide an incentive to remain in the Company's employ.

     To achieve compensation opportunities that are competitive, the Company focuses on compensation survey data for retailers of comparable size. Although not determinative, the Company takes into consideration 75th percentile competitive executive pay levels and average annual percentage increases in executive compensation granted by comparable companies.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various other common benefits.

BASE SALARY

     Base salary levels for the Company's executive officers are competitively set relative to companies in the Company's industry and other comparable companies. In determining salaries, the Committee also takes into account the Company's financial performance and the executive's demonstrated skill, experience and performance.

ANNUAL INCENTIVE COMPENSATION

     The Company's system of annual cash incentive compensation for its executive officers takes the form of cash bonuses that are determined by overall Company performance as measured by earnings per share in relation to budgeted earnings per share, and, where appropriate, individual performance. The target bonus for an executive officer (other than the Chief Executive Officer) determined by earnings per share is multiplied by a percentage, ranging from zero to 125%, that can be adjusted by the Chief Executive Officer based on his assessment of the officer's job performance. For officers with responsibility for sales, merchandising, real estate and store operations, a portion of their annual bonus is directly tied to the achievement of specific financial or other goals developed at the beginning of the year. No bonuses are paid under the Company's plans (other than for bonuses based upon store openings in the case of the Vice President, Real Estate) in the event the Company does not achieve at least 75% of its budgeted earnings per share, which was the case in fiscal 1993 and fiscal 1996.

STOCK OPTION PROGRAM

     The stock option program is the Company's principal long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant long-term ownership position in the Company's Common Stock. The Committee attempts to grant options sufficient to deliver competitive gains assuming the Company's stock price performance is competitive, but the Committee also considers the dilutive impact of options granted.

     Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant, have ten-year terms and vest ratably over a four-year period.

BENEFITS

     The Company provides benefits to the executive officers that are generally available to Company employees.

CHIEF EXECUTIVE OFFICER COMPENSATION

     After reviewing Mr. Gunst's and the Company's performance during fiscal 1995 and the other factors discussed above relative to determining salaries, it was concluded that Gunst's salary should be raised from the annual rate of $450,000 to the annual rate of $475,000 for fiscal 1996. In addition, after reviewing the option grants to Mr. Gunst in the past and his present stockholdings, Mr. Gunst was granted an option to acquire 50,000 shares of Common Stock of the Company, exercisable at a price equal to the fair market value of the Company's stock on the date of grant. The Committee expects to grant Mr. Gunst additional stock options in the future, so that a portion of his annual compensation each year will consist of new stock options.

     The Committee has reviewed the total compensation of all executive officers in fiscal 1996 and has concluded that their compensation is reasonable and consistent with the Company's compensation philosophy and industry practice.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits the amount of compensation a corporation may deduct as a business expense. Section 162(m) generally disallows deductions for compensation in excess of $1 million to a company's Chief Executive Officer or to any of its four other most highly compensated executive officers. Compensation that is "performance-based" is not subject to that limit if certain requirements are met. The Committee does not contemplate that there will be any nondeductible compensation for 1996 or for 1997 for any of the five executive positions in question.

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Stanley R. Baker
                                          W. Howard Lester
                                          John E. Martin
                                          Russell M. Solomon

PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Nasdaq Stock Market (US) Index and the Nasdaq -- Retail Trade Index, each of which assumes reinvestment of dividends.

        Measurement Period            The Good Guys!       NASDAQ Stock        NASDAQ Retail
      (Fiscal Year Covered)                Stock            Market (US)        Trade Stocks
1991                                               100                 100                 100
1992                                                31                 112                 101
1993                                                39                 147                 115
1994                                                43                 148                 112
1995                                                39                 204                 124
1996                                                28                 243                 148

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1995, the Company opened WOW!, Multimedia Superstore, in Las Vegas, Nevada, and in October 1996 the Company opened WOW!, Multimedia Superstore in Long Beach, California. The 62,000 square foot facility in Las Vegas and the 55,000 square foot facility in Long Beach are jointly operated with Tower Records under an Operating Agreement between the Company and Tower Records. The Company and Tower Records have separate leases for their respective stores, and the Operating Agreement governs the joint operation of the facilities. The Company and Tower Records share equally certain expenses in connection with operation of these facilities, but do not share any profits on their respective sales. Russell M. Solomon, President of MTS Incorporated (dba Tower Records) is a member of the Company's Board of Directors.

                   AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors in November 1996 approved an increase by 600,000 in the number of shares covered by the Employee Stock Purchase Plan (the "Purchase Plan"). Approval of the increase in the number of shares covered by the Purchase Plan by the holders of at least a majority of the shares of Common Stock present and entitled to vote at the meeting is required.

     Through December 16, 1996, there have been 1,762,370 shares purchased under the Purchase Plan, in which all of the Company's full-time employees may participate (approximately 900 employees are participating) and if the proposed amendment to the Purchase Plan is adopted, 737,630 shares will remain available for purchase under the Purchase Plan.

     The continued success of the Company depends upon its ability to attract and retain highly qualified and competent employees. The Purchase Plan enhances that ability and provides additional incentive to such personnel to advance the interests of the Company and its shareholders.

     The Purchase Plan is described below.

GENERAL

     All employees (except any employee who owns 5% or more of the stock of the Company or whose customary employment by the Company is for five months or less in any calendar year or for an average of less than 20 hours per week) are eligible to participate in the Purchase Plan commencing on the first enrollment date (January 1 or July 1) following the commencement of their employment. Each employee enrolling in the Purchase Plan elects to make contributions by payroll deductions of either 2%, 5% or 10% of monthly gross pay. The rate of contribution may be either increased or decreased to such amounts on any subsequent enrollment date. No employee may purchase stock under the Purchase Plan exceeding $25,000 in fair market value in any calendar year, and no employee may make contributions for any period during which he or she is not receiving pay from the Company or its subsidiaries. Employee contributions are credited to each participant's individual account and, on June 30 and December 31 of each year, the funds then in the participant's account are applied to the purchase of whole shares of Common Stock, unless the member has previously advised the Company that he or she does not wish shares purchased for his or her account.

     The cost to each participant's account for the shares so purchased will be not less than 85% of the lower of the closing price on (a) the first trading day of each six-month period or (b) the last trading day of each six-month period. If the number of shares members desire to purchase at the end of any six-month period exceeds the number of shares then available under the Purchase Plan, the shares available will be allocated among such members in proportion to their contributions during the six-month period.

     No rights of any members are assignable by operation of law or otherwise, except to the extent that there has been a designation of a beneficiary or except as permitted by the laws of descent and distribution if a beneficiary is not designated.

     Membership in the Purchase Plan will be terminated when the member (a) voluntarily elects to withdraw his or her entire account, (b) resigns or is discharged from the Company or one of its subsidiaries, (c) dies, or (d) does not receive pay from the Company or one of its eligible subsidiaries for 12 consecutive months, unless this period is due to illness, injury or for other reasons approved by the person or persons appointed by the Company to administer the Purchase Plan. Upon termination of membership, the terminated member will not be entitled to rejoin the Purchase Plan until the first day of the six-month period immediately following the six-month period in which the termination occurs. Upon termination of membership, the member will be entitled to the amount of his or her individual account within 15 days after termination.

ADMINISTRATION

     The Purchase Plan is administered by Dennis C. Carroll, the Company's Vice President and Chief Financial Officer. The Purchase Plan may be terminated or amended at any time by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal Federal income tax consequences of participation under the Purchase Plan under present law.

     The Purchase Plan is intended to be a "qualified employee stock purchase plan" under the Internal Revenue Code. The granting of the right to purchase shares under the Purchase Plan has no tax effect on the participants of the Company. No income is recognized to participants at the date shares are issued under the Purchase Plan. If shares purchased under the Purchase Plan are held for more than one year from the time they are received and for more than two years from the date the rights to purchase are granted, amounts realized on a sale of the shares are compensation to the employee taxable as ordinary income only to the extent of the lesser of (a) the amount by which the fair market value of the Common Stock at the date of such grant exceeds the price paid for the shares or (b) the amount by which the sale price exceeds the purchase price. Any further gain is treated as long-term capital gain. The same tax treatment is applicable to shares acquired pursuant to the valid exercise of the right to purchase subsequent to the death of an employee except that the holding period requirements do not apply. If the shares are sold within the one-year or two-year holding periods, the employee realizes compensation taxable as ordinary income to the extent the fair market value of the shares at the date of purchase was greater than the purchase price; the difference between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss (which will be long-term if the shares have been held for more than one year). For purposes of determining the beginning of the two-year holding period for shares, the date the rights to purchase are granted is deemed to be the first day of that particular six-month period in which the shares are purchased. To the extent the employee realizes ordinary income on a disposition of the shares by reason of failing to meet the requisite holding periods, the Company has a corresponding deduction.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                  THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF
                      THE AMENDMENT TO THE PURCHASE PLAN.

                     EMPLOYEE STOCK PURCHASE PLAN BENEFITS

     The following table sets forth the number of shares purchased under the Purchase Plan from October 1, 1995 through September 30, 1996 by each person named in the Summary Compensation Table, all current executive officers as a group (including the named executive officers who are currently executive officers), and all employees other than executive officers as a group.

                                                                 DOLLAR         NUMBER OF
                                                                VALUE(1)     SHARES PURCHASED
                                                                --------     ----------------
    Robert A. Gunst...........................................    $3,732            2,824
    Thomas A. Hannah..........................................        $0                0
    Robert E. Baird...........................................    $4,512            3,388
    William C. Curley.........................................    $3,975            2,707
    Gregory L. Steele.........................................    $3,633            2,725
    Current Executive Officer Group...........................   $24,558           18,176
    Non-Executive Officer Employee Group......................  $398,134          299,140

---------------
(1) The amounts in this column reflect the difference between the market value on the date of purchase and the purchase price under the Purchase Plan and may not represent amounts actually realized by the participants.

                     RATIFICATION OF SELECTION OF AUDITORS

     Touche Ross & Co. commenced service as the independent certified public accountants for the Company in 1984. Deloitte, Haskins & Sells and Touche Ross & Co. merged, effective December 3, 1989. Representatives of Deloitte & Touche LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     This matter is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of independent public accountants by the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting. Management has not determined what action it will take in the event the shareholders do not ratify the selection of independent public accountants.

                              CERTAIN SHAREHOLDERS

     The following table sets forth information as of December 15, 1996, unless otherwise noted, regarding securities ownership by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table, (iii) the directors and nominees individually, and (iv) all executive officers and directors as a group.

                                                                               COMMON STOCK
                                                                           BENEFICIALLY OWNED(1)
                                                                           ---------------------
                                  NAME                                       NUMBER      PERCENT
-------------------------------------------------------------------------  ----------    -------
First Pacific Advisors(2)................................................   1,795,000      13.4%
  11400 Olympic Blvd., Suite 1200
  Los Angeles, CA 90064
Lighthouse Capital Management(2).........................................     835,008       6.2%
  10000 Memorial Drive, Suite
  660 Houston, TX 77024
Dimensional Fund Advisors(2).............................................     698,900       5.2%
  1299 Ocean Avenue, Suite
  650 Santa Monica, CA 90401
Farmers Group Inc.(2)....................................................     692,300       5.2%
  4680 Wilshire Boulevard, 4th Floor
  Los Angeles, CA 90010
Robert A. Gunst(3)(4)....................................................     422,298       3.1%
Stanley R. Baker(5)......................................................     157,750       1.2%
John E. Martin(6)........................................................      73,500         *
William C. Curley(7).....................................................      62,663         *
Thomas A. Hannah(3)(8)...................................................      47,870         *
Gregory L. Steele(9).....................................................      40,707         *
Robert E. Baird(10)......................................................      27,392         *
W. Howard Lester(11).....................................................      25,500         *
Russell M. Solomon(12)...................................................      13,500         *
All executive officers and directors as a group (14 persons)(13).........   1,016,215       7.2%

---------------

  * Represents less than 1% of the outstanding shares.
 (1) The stockholders named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
 (2) As of September 30, 1996.
 (3) Messrs. Gunst and Hannah are members of the administrative committees for The Good Guys! Profit-Sharing Plan, the trustee of which currently holds 583,051 shares on behalf of plan participants, and The Good Guys! Deferred Pay Plan, the trustee which currently holds 84,885 on behalf of plan participants.
 (4) Includes 1,335 shares held by the trustee of The Good Guys! Profit-Sharing Plan and allocated to Mr. Gunst's account, as to which Mr. Gunst has sole voting power; 14,962 shares held by the trustee of The Good Guys! Deferred Pay Plan and allocated to Mr. Gunst's individual account, as to which Mr. Gunst has sole voting power; 4,000 shares held as custodian for Mr. Gunst's children and 326,500 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.
 (5) Includes 23,500 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.
 (6) Includes 13,500 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.
 (7) Includes 974 shares held by the trustee of The Good Guys! Profit-Sharing Plan and allocated to Mr. Curley's account, as to which Mr. Curley has sole voting power; and 55,500 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.

 (8) Includes 620 shares held by the trustee of The Good Guys! Profit-Sharing Plan and allocated to Mr. Hannah's account, as to which Mr. Hannah has sole voting power; and 41,250 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.
 (9) Includes 50 shares held by the trustee of The Good Guys! Profit-Sharing Plan and allocated to Mr. Steele's account, as to which Mr. Steele has sole voting power, and 33,500 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.
(10) Includes 414 shares held by the trustee of The Good Guys! Profit-Sharing Plan and allocated to Mr. Baird's account, as to which Mr. Baird has sole voting power; and 9,500 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.
(11) Includes 13,500 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.
(12) Includes 13,500 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.
(13) Includes 12,419 shares held by the trustee of The Good Guys! Profit-Sharing Plan and allocated to the individual accounts of members of the group, as to which individuals have sole voting power; 14,962 shares held by the trustee of The Good Guys! Deferred Pay Plan and allocated to the individuals accounts of such members, as to which such individuals have sole voting power; and 629,975 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors and executive officers, and any persons holding more than ten percent of the Company's common stock, are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by such dates of which it becomes aware during the fiscal year. During the last fiscal year, Mr. Brad Bramy, an officer of the Company, filed one late report regarding one transaction in which he sold 817 shares of the Company's common stock. Subject to the foregoing, the Company believes that during the last fiscal year its directors and officers filed on a timely basis all such reports required to be filed.

                           PROPOSALS BY SHAREHOLDERS

     Proposals by shareholders of the Company intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by August 25, 1997.

                            EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or personal interview, the cost of which will be borne by the Company. Arrangements will also be made for the forwarding of soliciting material by nominees, custodians and fiduciaries to their principals.

                                 OTHER MATTERS

     Management knows of no other matters which will be brought before the meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

                                          BY THE BOARD OF DIRECTORS
                                          LOGO
                                          Robert A. Gunst
                                          President and Chief Executive Officer

Brisbane, California
December 31, 1996

                                     (LOGO)
                            Printed on Recyled Paper

PROXY

                               THE GOOD GUYS, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Robert A. Gunst and Dennis C. Carroll, and each of them, with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock of The Good Guys, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of The Good Guys, Inc. to be held at A.P. Giannini Auditorium, Bank of America Building, located at 555 California Street, San Francisco, California 94014 on Tuesday, February 11, 1997, at 10:30 A.M., and at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

     The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                              INVESTOR INFORMATION

Additional Investor information on the Company can be found on The Good Guys! Internet home page @http://www.thegoodguys.com.

Copies of recent quarterly financial press releases, along with all other press releases, also can be obtained by fax through Company News On Call, a division of PR Newswire, at 1-800-758-5804. The Good Guys! extension number is 108403.

Or contact:        The Good Guys, Inc.
                   Investor Relations
                   7000 Marina Boulevard
                   Brisbane, CA  94005-1840
                   (415) 615-5000

                                                              Please mark
                                                             your votes as   /X/
                                                             indicated in
                                                             this example.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES FOR
                      DIRECTOR, FOR ITEM 2 AND FOR ITEM 3.


                                                                 WITHHOLD
1. ELECTION OF DIRECTORS                             FOR          FOR ALL
                                                     / /            / /

   Nominees:  Stanley R. Baker, Robert A. Gunst,
              Russell M. Solomon, W. Howard Lester,
              John E. Martin.

WITHHELD FOR: To withhold authority for any individual nominee, cross out the nominee's name in the list above.

2. STOCK PURCHASE PLAN AMENDMENT                FOR    AGAINST     ABSTAIN
                                                / /      / /         / /
   To increase the number of shares covered by the Employee Stock Purchase Plan by 600,000.

3. APPROVAL OF AUDITORS                         FOR    AGAINST     ABSTAIN
                                                / /      / /         / /
   To ratify the selection of Deloitte & Touche LLP as independent Certified Public Accountants for the Company.

   I PLAN TO ATTEND THE MEETING.                / /

   Receipt is hereby acknowledged of The Good Guys, Inc. Notice of Annual Meeting of Shareholders and Proxy Statement.






Signature of Shareholder:_________________________________________Dated:_______
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

PROXY

                               THE GOOD GUYS, INC.

                             DIRECTION TO TRUSTEES,
                       THE GOOD GUYS! PROFIT-SHARING PLAN
                      AND THE GOOD GUYS! DEFERRED PAY PLAN

TO:     TRUSTEE, THE GOOD GUYS! PROFIT-SHARING PLAN
        TRUSTEE, THE GOOD GUYS! DEFERRED PAY PLAN

        I direct you as Trustee of The Good Guys! Profit-Sharing Plan and Trustee of The Good Guys! Deferred Pay Plan, respectively, to vote as I have indicated on the other side of this card. You will vote my shares of the Common Stock of The Good Guys, Inc. credited to my account under the Plan(s) at the Annual Meeting of Shareholders of The Good Guys, Inc. to be held at A.P. Giannini Auditorium, Bank of America Building, located at 555 California Street, San Francisco, California 94104 on Tuesday, February 11, 1997, at 10:30 A.M., and at any adjournment thereof.

                Please sign and date the other side of this card

            (PLEASE FILL IN THE APPROPRIATE BOXES ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                             Please mark
                                                            your votes as   /X/
                                                            indicated in
                                                            this example.


                                                                   WITHHOLD
1. ELECTION OF DIRECTORS                           FOR             FOR ALL
                                                   / /               / /

   Nominees:  Stanley R. Baker, Robert A. Gunst,
              Russell M. Solomon, W. Howard Lester,
              John E. Martin.

   WITHHELD FOR: To withhold authority for any individual nominee, cross out the nominee's name in the list above.

2. STOCK PURCHASE PLAN AMENDMENT                 FOR      AGAINST    ABSTAIN
                                                 / /        / /        / /
   To increase the number of shares covered by the Employee Stock Purchase Plan by 600,000.


3. APPROVAL OF AUDITORS                          FOR      AGAINST    ABSTAIN
                                                 / /        / /        / /
   To ratify the selection of Deloitte & Touche LLP as independent Certified Public Accountants for the Company.

   I have filled in the appropriate boxes on the card. In the absence of any instructions from me as to any item, shares credited to my account shall NOT be voted with respect to that item. I may revoke my instructions prior to the time you vote.





Signature of Shareholder:_________________________________________Dated:_______
Please date and sign exactly as your name appears above. If acting as beneficiary, trustee, guardian, etc., you should so indicate in signing. Date and promptly return this card in the envelope provided.

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